FOR IMMEDIATE RELEASE
July 28, 2022

Genesis Energy, L.P. Reports Second Quarter 2022 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its second quarter results.
We generated the following financial results for the second quarter of 2022:

•Net Income Attributable to Genesis Energy, L.P. of $35.3 million for the second quarter of 2022 compared to Net Loss Attributable to Genesis Energy, L.P. of $41.7 million for the same period in 2021.

•Cash Flows from Operating Activities of $104.0 million for the second quarter of 2022 compared to $111.0 million for the same period in 2021.

•We declared cash distributions on our preferred units of $0.7374 for each preferred unit, which equates to a cash distribution of approximately $18.7 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Available Cash before Reserves to common unitholders of $121.2 million for the second quarter of 2022, which provided 6.59X coverage for the quarterly distribution of $0.15 per common unit attributable to the second quarter.

•Total Segment Margin of $219.3 million for the second quarter of 2022.

•Adjusted EBITDA of $210.1 million in the second quarter of 2022.

•Adjusted Consolidated EBITDA of $646.4 million for the trailing last twelve months ended June 30, 2022 and a bank leverage ratio of 4.49X, both calculated in accordance with our senior secured credit agreement and discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “We are extremely pleased with the financial performance of our market leading businesses for the second quarter. Our reported Adjusted EBITDA of $210.1 million, which included a $32 million gain on sale of assets and some $5 million of other non-recurring income, exceeded our internal expectations. Even if one were to disregard these one-time benefits, our second quarter results came in approximately $30 million, or some 20%, over our reported Adjusted EBITDA for the first quarter. Importantly, we achieved a quarter-end leverage ratio, as calculated by our senior secured lenders, of less than 4.5 times for the first time since the fourth quarter of 2014.
These results were largely driven by a return to normal operations and increasing volumes in our offshore pipeline transportation segment relative to the first quarter, as well as sequential quarterly growth in each of our other segments, reflective of the positive backdrop for each of our specific businesses. Because of our financial performance in the first half and our expectations for the remainder of 2022, we are today raising our full year guidance for Adjusted EBITDA(1) to a range of $670-$680 million, which includes the one-time benefits recognized in this quarter I mentioned above. We would also expect to exit 2022 maintaining a leverage ratio, as calculated by our senior secured lenders, at or below 4.5 times.
As we look ahead to 2023, we expect sequential growth in our full-year financial results driven primarily by significantly growing volumes out of the Gulf of Mexico as well as significantly growing volumes of soda ash as we re-start our Granger facility in January and bring the full expansion on-line in the third quarter. While we will go into more detail below, given the fixed cost economics in the Gulf of Mexico and the structural undersupply in the world-wide soda ash market, it’s our view as we sit here today that virtually any sort of “normal”, policy driven economic slowdown or recession, will have a limited, if not negligible, impact on the upward trajectory of our businesses. Accordingly, we do not see any reasonably likely scenario where we do not generate Adjusted EBITDA(1) next year in the low-to-mid $700 million range and exit 2023 with a leverage ratio, as calculated by our senior secured lenders, near, or potentially even below, 4.0 times.
With that, I would like next to discuss our individual business segments and focus on their recent and expected future performance.
Our offshore pipeline transportation segment out-paced our internal expectations. Not only did we return to normal operations, given some of the non-recurring issues experienced in the first quarter, but we benefited from the beginning of the ramp in production from King’s Quay. Murphy, as operator, is expected to bring on the remaining wells that have already been drilled and ramp to King’s Quay’s design capacity of 85,000 barrels of oil and 100 million cubic feet of gas per day over the remainder of the year. BP’s operated Argos floating production facility and the 14 wells pre-drilled at their Mad Dog 2 field development is expected to achieve first oil later this year, although we are awaiting an update of when that might be, and we continue to expect volumes to ramp to its nameplate capacity of 140,000 barrels of oil per day over the subsequent 9 to 12 months after first production.
While we have been talking about King’s Quay and Argos for quite some time as high profile, new stand-alone developments, there’s an exciting amount of in-field drilling and subsea tie-backs that have started production and/or are expected to come on-line in the back half of 2022. In late June, Spruance, operated by LLOG, initiated production at approximately 15,000 barrels of oil per day from a two well subsea tie-back development. We have knowledge of, and have contracts in place for another 5, and possibly 6, in-field/sub-sea wells that will initiate production over the coming months representing approximately 50,000 barrels of oil per day of incremental production that will flow through our pipelines, including in all cases through a 100% Genesis owned lateral prior to transportation to shore through either of our 64% owned and operated Poseidon or CHOPS pipeline systems as the case may be.
The operators of these developments and their partners have already spent hundreds of millions, if not billions, of dollars on constructing and installing these deepwater production facilities and drilling and completing these new wells. No broader economic slowdown or precipitous drop in oil prices is going to affect the pace of these developments, including the some 160,000 barrels of oil per day we expect in late 2024 and early 2025 from our recently contracted developments, Shenandoah and Salamanca, which we announced last quarter. We are in various stages of commercial discussions with multiple in-field, sub-sea and/or secondary recovery development opportunities representing upwards of 200,000 barrels of oil per day that could turn to production over the next 2 to 4 years, all of which have been identified but not yet fully sanctioned by the producers involved.
Given this contracted and identified runway of new developments, we could not be more excited about the coming years and decades in the central Gulf of Mexico. This is especially true given the Gulf’s importance to secure domestic oil production, its proximity to Gulf Coast refinery complexes and the fact it has the lowest carbon footprint of any barrel of oil refined and consumed in the United States.
Our sodium minerals and sulfur services segment continues to exceed our expectations. The market for soda ash is structurally short of supply. This tightness is fundamentally the result of some 2 million tons a year of supply having been taken offline since 2019 (pre-Covid) and has recently been exacerbated by multiple production disruptions and force majeure events experienced and declared by other natural producers in the United States, while demand (ex-China) is exceeding 2019 levels. The supply shortfall means prices must rise to allocate scarce tons and ultimately solicit incremental high cost synthetic production to balance the market at the margin, all at a time when the synthetic producers’ costs have increased dramatically, primarily as a result of rising energy costs.
As a result, we do not foresee a realistic scenario where the remainder of 2022 and 2023 do not meet or exceed our expectations, regardless of any potential headwinds associated with a slowdown of the broader economy. Inventories currently are at or approaching historical lows and have never been so low immediately prior to entering a policy induced, cyclical slowdown. Furthermore, the soda ash market today has incremental demand associated with the green transition, specifically from solar panel and lithium battery manufacturers, that hasn’t existed to this degree prior to previous slowdowns and recessions. Our contracted soda ash prices for the third quarter of 2022, in fact, are higher than the second quarter, and this is in a macro environment where, technically, at least the EU and the United States may be or already are in a recession. We fully expect this structural tightness and corresponding high price environment to continue to exist as we discuss price redetermination for our non-contracted 2023 sales later this year, independent of broader economic conditions.
Our Granger expansion continues to be on schedule and on budget. We will start incurring certain start-up expenses later this year, primarily hiring and training costs, in order to be in a position to bring our original Granger facility on-line in January 2023 and the expanded Granger facility on-line sometime in the third quarter. We expect a net increase in production of some 700,000 tons in 2023 with the full 1.2 to 1.3 million tons from the original and expanded Granger facilities available in calendar 2024. Once expanded, Granger will join our Westvaco facility among the handful of absolutely lowest cost soda ash production facilities in the world. Once Granger is on-line we will become the only U.S. soda ash producer with multiple production sites along with an unrivaled supply chain network from mine to customer. We see no other meaningful expansions of production capacity in the ex-China market before late 2025, or more realistically 2026. This is in a market that has a long-term, normalized growth of some 700,000 to 1 million tons a year, prior to the 500,000 or so tons a year of recent incremental demand for soda ash as a necessary input into products leading the transition to a lower carbon world.
Our legacy refinery, or sulfur services, business also exceeded expectations for the quarter. During the quarter, we were able to leverage our market leading, geographically diverse supply and terminal sites to manage our inventory and, in fact, capitalize on spot volumes, domestically and in South America, as certain of our single or dual point competitors experienced production issues. Despite copper prices falling from recent highs, we do not believe this will slow down activity levels of our mining customers unless and until copper prices were to fall significantly below $2 a pound and were expected to stay there for a long period of time. This is highly unlikely, even in a slowing economy or world-wide recession, given copper’s fundamental uses and especially given its key uses as a critical and necessary input into products leading the green transition. We could possibly see some marginal demand destruction, especially if the consumer makes a significant pullback, but nothing that gives us pause for concern. We would point out that we do see some temporary reductions in supply over the next several quarters as several of our refinery hosts go through major turnarounds. These planned supply reductions will continue to keep the market for our sulfur based products well balanced, even if there is some demand softening over the next several quarters.
Market conditions in our marine transportation segment continue to remain strong. We are seeing tremendous demand for all classes of our vessels with utilization at or near 100% across the fleet, and in some cases we are seeing day rates approaching those we commanded in 2015. The supply of maritime equipment is extremely tight as a result of the net equipment retirements over the last few years, the increasing cost of steel and extended timelines to build new vessels. At the same time, demand for maritime equipment is increasing with increased refinery utilization and widening crack spreads for clean and refined products to move from the Gulf Coast to the East Coast, primarily as a result of regional refinery shut downs and certain unforeseen geopolitical events and economic sanctions related thereto. We do not believe a compression of refinery crack spreads or other demand responses to a policy induced slowdown or recession will cause a meaningful change to the current supply and demand dynamic around marine vessels. As a result, we have confidence these market conditions will continue to support stable to increasing financial performance from our marine transportation segment in coming quarters and reasonably normal cyclical markets. We would expect the third quarter to be slightly less than second quarter results as the American Phoenix will be out of service for some 4 to 6 weeks as a result of a scheduled dry-docking. However, upon returning to service she is then scheduled to go on charter with an investment grade counterparty through the end of this year at a rate meaningfully higher than that prior to such scheduled outage.
Our onshore facilities and transportation segment performed in-line with our expectations. During the quarter, we received certain crude by rail volumes at our Scenic station as our main customer looked to source volumes to replace certain international volumes that were impacted by geopolitical events and economic sanctions related thereto. We expect these rail volumes to continue at least through the third quarter. We continue to expect to see increasing volumes at our terminals and pipelines in both Texas and Louisiana as the significant new volumes in the Gulf of Mexico come on-line and need to be further transported to refineries and market demand centers along the Gulf Coast.
Finally, during the quarter we also made the strategic decision to simplify our capital structure. In late May, we were successful in redeeming 100% of the Alkali asset-level preferred units that were originally issued in 2019 to fund the expansion of our Granger soda ash facility. This transaction represented an attractive opportunity to simplify our corporate structure while enhancing the credit support for both our secured lenders and unsecured bond holders. We were able to re-finance all of the asset-level preferred units, which carried an implied 12% - 13% cost of money, and replace it with much more attractively priced 20-year capital with a coupon of 5.875% per annum. Additionally, the transaction allowed us to address any perceived refinancing risk and removed a bullet maturity due in 2026, in the middle of our laddered bond complex, while remaining leverage neutral under our calculated bank leverage ratio and preserving all of the upside to Genesis from increasing soda ash prices.
The last two and a half years have been interesting to say the least, but as we sit here today, I have never been more excited about the future of Genesis. The continued performance of our market leading businesses combined with our contracted growth projects in the Gulf of Mexico and the Granger expansion have positioned the company for continued growth in the coming years. This expected financial performance will provide us with the flexibility and liquidity to fund our remaining capital expenditures as well as the flexibility to manage and hopefully further simplify our capital structure in the coming years.
The management team and board of directors remain steadfast in our commitment to build long-term value for all of our stakeholders, and we believe the decisions we are making reflect this commitment and our confidence in Genesis moving forward. I would once again like to recognize our entire workforce for their efforts and unwavering commitment to safe and responsible operations. I’m proud to be associated with each and every one of you.”

(1) Adjusted EBITDA is a non-GAAP financial measure. We are unable to provide a reconciliation of the forward-looking Adjusted EBITDA projections contained in this press release to its most directly comparable GAAP financial measure because the information necessary for quantitative reconciliations of Adjusted EBITDA to its most directly comparable GAAP financial measure is not available to us without unreasonable efforts. The probable significance of providing these forward-looking Adjusted EBITDA measures without directly comparable GAAP financial measures may be materially different from the corresponding GAAP financial measures.

Financial Results
Segment Margin
Variances between the second quarter of 2022 (the “2022 Quarter”) and the second quarter of 2021 (the “2021 Quarter”) in these components are explained below.
Segment Margin results for the 2022 Quarter and 2021 Quarter were as follows:

	Three Months Ended June 30,
	2022	2021
	(in thousands)
Offshore pipeline transportation	$118,980	$83,106
Sodium minerals and sulfur services	71,701	38,194
Onshore facilities and transportation	11,018	22,368
Marine transportation	17,573	8,468
Total Segment Margin	$219,272	$152,136

Offshore pipeline transportation Segment Margin for the 2022 Quarter increased $35.9 million, or 43%, from the 2021 Quarter primarily as a result of: (i) distributions received from one of our unrestricted subsidiaries, Independence Hub LLC, of $32 million for the sale of our 80% owned platform asset; (ii) increased crude oil and natural gas activity and associated revenues during the 2022 Quarter, primarily as a result of first oil being achieved on April 12, 2022 at the King’s Quay floating production system; and (iii) contractual minimum volume commitments (“MVCs”) at King’s Quay and Argos that began in the 2022 Quarter and contributed to our reported Segment Margin. The King’s Quay floating production system, which is supporting the Khaleesi, Mormont and Samurai field developments, is life-of-lease dedicated to our 100% owned crude oil and natural gas lateral pipelines and further downstream to our 64% owned Poseidon and CHOPS crude oil systems or our 25.67% owned Nautilus natural gas system for ultimate delivery to shore. While the volumes during the 2022 Quarter from King’s Quay were below the contracted MVCs, we were still able to recognize our MVCs in Segment Margin. We expect King’s Quay to ramp up to its design capacity over the remainder of the year as the operator brings the remaining wells on-line. In addition, we have contractual MVCs that began in the 2022 Quarter associated with the Argos floating production system (which supports the Mad Dog 2 development), and are included in our reported Segment Margin during the 2022 Quarter. Argos is expected to have first oil in the second half of 2022. These increases more than offset the effects from our decrease in ownership of CHOPS, as we sold a 36% minority interest on November 17, 2021.
Sodium minerals and sulfur services Segment Margin for the 2022 Quarter increased $33.5 million, or 88%, from the 2021 Quarter primarily due to higher export pricing in our Alkali Business and increased volumes and pricing in our refinery services business. In our Alkali Business, we have continued to see strong demand improvement and growth as a result of the global economic recovery and the continued application of soda ash in everyday end use products and in products such as solar panels and lithium batteries that are expected to play a large role in the anticipated energy transition. This continued demand, combined with flat or even slightly declining supply of natural soda ash in the near term, has tightened the overall supply and demand balance and created a higher price environment for our tons and increased contribution to Segment Margin during the 2022 Quarter from our Alkali Business. We expect to continue to see this favorable price environment throughout 2022 and until there are significant changes to the supply level entering the market. To take advantage of the existing market conditions, we made the decision and are still on schedule to re-start our original Granger production facility and its roughly 500,000 tons of annual production in the first quarter of 2023 in advance of the completion of our Granger expansion project, which represents an incremental 750,000 tons of annual production, and is expected to have first production in the third quarter of 2023. In our refinery services business, we had an increase in NaHS sales volumes and the corresponding pricing of these sales volumes in the 2022 Quarter due to an increase in demand from our mining customers, primarily in South America, as a result of the continued global economic recovery and the use of NaHS in products, such as copper, that are a key part of the anticipated energy transition. Additionally, during the 2022 Quarter, we were able to leverage our multi-faceted supply and terminal sites in our refinery services business to capitalize on incremental spot volumes as certain of our competitors experienced supply challenges.
Onshore facilities and transportation Segment Margin for the 2022 Quarter decreased $11.4 million, or 51%, from the 2021 Quarter. This decrease is primarily due to the 2021 Quarter including cash receipts of $17.5 million associated with our previously owned NEJD pipeline. The last principal payment associated with our previously owned NEJD pipeline was received in the fourth quarter of 2021. This decrease was partially offset by higher rail unload and pipeline volumes, primarily associated with our assets in the Baton Rouge corridor. Our increase in rail volumes was a result of our main customer sourcing volumes to replace international volumes that were impacted by certain geopolitical events and we expect these volumes to continue into the third quarter of 2022. Additionally, we had higher volumes on our Texas pipeline, which is a destination point for various grades of crude oil produced in the Gulf of Mexico including those transported on our 64% owned CHOPS pipeline.
Marine transportation Segment Margin for the 2022 Quarter increased $9.1 million, or 108%, from the 2021 Quarter. This increase is primarily attributable to higher utilization and day rates in our inland business and higher day rates in our offshore business, including the M/T American Phoenix, during the 2022 Quarter. We have continued to see an increase in demand and utilization of our vessels as refinery utilization has increased and the supply of like maritime equipment is tight due to net equipment retirements. While we have continued to see increases in our day rates from both the 2021 Quarter and sequentially from the first quarter of 2022, we have continued to enter into short term contracts (less than a year) in the inland and offshore markets, including the M/T American Phoenix, because we believe the day rates currently being offered by the market have yet to fully recover from their cyclical lows.
    Other Components of Net Income (Loss)
We reported Net Income Attributable to Genesis Energy, L.P. of $35.3 million in the 2022 Quarter compared to Net Loss Attributable to Genesis Energy, L.P. of $41.7 million in the 2021 Quarter.
In addition to the increases to Segment Margin discussed above, Net Income Attributable to Genesis Energy, L.P. in the 2022 Quarter was impacted by: (i) an unrealized (non-cash) gain from the valuation of the embedded derivative associated with our Class A Convertible Preferred Units of $10.7 million in the 2022 Quarter compared to an unrealized (non-cash) loss of $14.3 million during the 2021 Quarter recorded within “Other income (expense)”; and (ii) cancellation of debt income recognized during the 2022 Quarter of $4.7 million associated with the open market repurchase and extinguishment of certain of our senior unsecured notes. These increases during the 2022 Quarter were partially offset by an increase in income attributable to our redeemable noncontrolling interests of $16.9 million and an increase in general and administrative costs of $7.8 million during the 2022 Quarter.
    Earnings Conference Call
We will broadcast our Earnings Conference Call on Thursday, July 28, 2022, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
REVENUES	$721,725	$503,855	$1,353,672	$1,025,074

COSTS AND EXPENSES:
Costs of sales and operating expenses	570,802	397,870	1,066,450	813,116
General and administrative expenses	20,665	12,907	35,787	24,573
Depreciation, depletion and amortization	73,673	67,541	143,179	133,827
Gain on sale of asset	(40,000)	—	(40,000)	—
OPERATING INCOME	96,585	25,537	148,256	53,558
Equity in earnings of equity investees	14,572	14,222	27,016	34,882
Interest expense	(55,959)	(59,169)	(111,063)	(116,998)
Other income (expense)	14,888	(15,845)	10,630	(35,910)
INCOME (LOSS) BEFORE INCOME TAXES	70,086	(35,255)	74,839	(64,468)
Income tax expense	(571)	(525)	(875)	(747)
NET INCOME (LOSS)	69,515	(35,780)	73,964	(65,215)
Net income attributable to noncontrolling interests	(11,548)	(136)	(13,424)	(134)
Net income attributable to redeemable noncontrolling interests	(22,620)	(5,766)	(30,443)	(10,557)
NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$35,347	$(41,682)	$30,097	$(75,906)
Less: Accumulated distributions attributable to Class A Convertible Preferred Units	(18,684)	(18,684)	(37,368)	(37,368)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON UNITHOLDERS	$16,663	$(60,366)	$(7,271)	$(113,274)
NET INCOME (LOSS) PER COMMON UNIT:
Basic and Diluted	$0.14	$(0.49)	$(0.06)	$(0.92)
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,579,218	122,579,218	122,579,218	122,579,218

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Offshore Pipeline Transportation Segment
Crude oil pipelines (average Bbls/day unless otherwise noted):
CHOPS(1)(2)	220,498	204,963	198,313	160,940
Poseidon(1)(2)	262,800	265,359	251,872	302,180
Odyssey(1)	100,237	125,170	98,742	131,771
GOPL	8,579	8,646	6,777	7,716
Offshore crude oil pipelines total	592,114	604,138	555,704	602,607

Natural gas transportation volumes (MMBtus/day)(1)	384,330	347,123	328,423	336,456

Sodium Minerals and Sulfur Services Segment
NaHS (dry short tons sold)	35,633	28,052	67,802	56,854
Soda Ash volumes (short tons sold)	772,141	772,132	1,516,929	1,534,952
NaOH (caustic soda) volumes (dry short tons sold)(3)	22,073	21,124	42,797	41,386

Onshore Facilities and Transportation Segment
Crude oil pipelines (Bbls/day):
Texas(4)	93,739	84,551	81,604	58,800
Jay	6,663	7,933	6,788	8,356
Mississippi	6,233	5,327	5,989	5,213
Louisiana	51,422	46,319	41,457	54,821
Onshore crude oil pipelines total	158,057	144,130	135,838	127,190

Crude oil and petroleum products sales (Bbls/day)	22,060	20,653	22,968	26,028

Rail unload volumes (Bbls/day)(5)	25,680	3,556	14,156	21,803

Marine Transportation Segment
Inland Fleet Utilization Percentage(6)	99.6%	81.2%	95.0%	76.6%
Offshore Fleet Utilization Percentage(6)	97.9%	96.8%	97.3%	96.3%
(1)On November 17, 2021, we sold a 36% minority interest in our CHOPS pipeline. As of June 30, 2022, we owned 64% of CHOPS, 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities. Volumes are presented above on a 100% basis for all periods.
(2)Our CHOPS pipeline was out of service from August 26, 2020 to February 4, 2021 due to damage at a junction platform that the CHOPS pipeline goes up and over. We were able to divert all volumes during this period onto our 64% owned Poseidon oil pipeline.
(3)Caustic soda sales volumes include volumes sold from our alkali and refinery services businesses.
(4)Our Texas pipeline and infrastructure is a destination point for many pipeline systems in the Gulf of Mexico, including the CHOPS pipeline. Volumes during the six months ended June 30, 2021 were impacted as a result of the CHOPS pipeline being out of service from August 26, 2020 to February 4, 2021.
(5)Indicates total barrels for which fees were charged for unloading at all rail facilities.
(6)Utilization rates are based on a 365-day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except units)

	June 30, 2022	December 31, 2021
ASSETS
Cash, cash equivalents and restricted cash	$28,516	$24,992
Accounts receivable - trade, net	453,502	400,334
Inventories	91,834	77,958
Other current assets	31,239	39,200
Total current assets	605,091	542,484
Fixed assets and mineral leaseholds, net of accumulated depreciation and depletion	4,484,746	4,461,190
Equity investees	287,748	294,050
Intangible assets, net of amortization	126,700	127,063
Goodwill	301,959	301,959
Right of use assets, net	133,476	140,796
Other assets, net of amortization	31,740	38,259
Total assets	$5,971,460	$5,905,801
LIABILITIES AND CAPITAL
Accounts payable - trade	$256,086	$264,316
Accrued liabilities	253,369	232,623
Total current liabilities	509,455	496,939
Senior secured credit facility	34,600	49,000
Senior unsecured notes, net of debt issuance costs and premium	2,888,422	2,930,505
Alkali senior secured notes, net of debt issuance costs and discount	402,204	—
Deferred tax liabilities	14,897	14,297
Other long-term liabilities	441,226	434,925
Total liabilities	4,290,804	3,925,666
Mezzanine capital:
Class A Convertible Preferred Units	790,115	790,115
Redeemable noncontrolling interests	—	259,568

Partners’ capital:
Common unitholders	596,059	641,313
Accumulated other comprehensive loss	(5,364)	(5,607)
Noncontrolling interests	299,846	294,746
Total partners’ capital	890,541	930,452
Total liabilities, mezzanine capital and partners’ capital	$5,971,460	$5,905,801

Common Units Data:
Total common units outstanding	122,579,218	122,579,218

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P. TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2022	2021
Net income (loss) attributable to Genesis Energy, L.P.	$35,347	$(41,682)
Corporate general and administrative expenses	21,105	12,359
Depreciation, depletion, amortization and accretion	76,277	69,684
Interest expense	55,959	59,169
Income tax expense	571	525
Gain on sale of asset, net to our ownership interest(1)	(32,000)	—
Change in provision for leased items no longer in use	(100)	(6)
Cancellation of debt income(2)	(4,737)	—
Redeemable noncontrolling interest redemption value adjustments(3)	22,620	5,766
Plus (minus) Select Items, net(4)	44,230	46,321
Segment Margin(5)	$219,272	$152,136
(1)On April 29, 2022, we sold our Independence Hub platform and recognized a gain on the sale of $40.0 million, of which $32.0 million was attributable to our 80% ownership interest.
(2)The 2022 Quarter includes income associated with the repurchase and extinguishment of certain of our senior unsecured notes on the open market of $4.7 million.
(3)Includes distributions paid in kind (PIK) and accretion on the redemption feature attributable to each period, and valuation adjustments to the redemption feature during the 2022 Quarter.
(4)Refer to additional detail of Select Items later in this press release.
(5)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY L.P. TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES - UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2022	2021
Net income (loss) attributable to Genesis Energy, L.P.	$35,347	$(41,682)
Interest expense	55,959	59,169
Income tax expense	571	525
Gain on sale of asset, net to our ownership interest(1)	(32,000)	—
Depreciation, depletion, amortization and accretion	76,277	69,684
EBITDA	136,154	87,696
Redeemable noncontrolling interest redemption value adjustments(2)	22,620	5,766
Plus (minus) Select Items, net(3)	51,351	47,440
Adjusted EBITDA	210,125	140,902
Maintenance capital utilized(4)	(14,150)	(13,300)
Interest expense	(55,959)	(59,169)
Cash tax expense	(150)	(195)
Distributions to preferred unitholders(5)	(18,684)	(18,684)
Available Cash before Reserves(6)	$121,182	$49,554
(1)On April 29, 2022, we sold our Independence Hub platform and recognized a gain on the sale of $40.0 million, of which $32.0 million was attributable to our 80% ownership interest.
(2)Includes PIK distributions and accretion on the redemption feature attributable to each period, and valuation adjustments to the redemption feature during the 2022 Quarter.
(3)Refer to additional detail of Select Items later in this press release.
(4)Maintenance capital expenditures in the 2022 Quarter and 2021 Quarter were $24.3 million and $23.8 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.
(5)Distributions to preferred unitholders attributable to the 2022 Quarter are payable on August 12, 2022 to unitholders of record at close of business on July 29, 2022.
(6)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2022	2021
Cash Flows from Operating Activities	$104,042	$111,025
Adjustments to reconcile net cash flows from operating activities to Adjusted EBITDA:
Interest Expense	55,959	59,169
Amortization and write-off of debt issuance costs and premium	(2,618)	(3,755)
Effects of available cash from equity method investees not included in operating cash flows	4,200	7,519
Net effect of changes in components of operating assets and liabilities	(2,939)	(36,334)
Non-cash effect of long-term incentive compensation plans	(3,583)	(1,324)
Expenses related to business development activities and growth projects(1)	5,330	621
Differences in timing of cash receipts for certain contractual arrangements(2)	16,477	6,446
Distributions from unrestricted subsidiaries not included in operating cash flows(3)	32,000	—
Other items, net	1,257	(2,465)
Adjusted EBITDA	$210,125	$140,902
(1)Represents transaction costs relating to certain merger, acquisition, divestiture, transition, and financing transactions incurred in advance of the associated transaction.
(2)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(3)On April 29, 2022, we sold our Independence Hub platform for $40.0 million, of which $32.0 million is attributable to our 80% ownership interest and included in our Adjusted EBITDA.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

June 30, 2022
Senior secured credit facility	$34,600
Senior unsecured notes, net of debt issuance costs and premium	2,888,422
Less: Outstanding inventory financing sublimit borrowings	(14,300)
Less: Cash and cash equivalents	(9,556)
Adjusted Debt(1)	$2,899,166

Pro Forma LTM
June 30, 2022
Consolidated EBITDA (per our senior secured credit facility)	$633,070
Consolidated EBITDA adjustments(2)	13,316
Adjusted Consolidated EBITDA (per our senior secured credit facility)(3)	$646,386

Adjusted Debt-to-Adjusted Consolidated EBITDA	4.49X

(1)     We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or issuance costs) less the amount outstanding under our inventory financing sublimit, and less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries.
(2)    This amount reflects adjustments we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA associated with material organic growth projects, which is calculated based on the percentage of capital expenditures incurred to date relative to the expected budget multiplied by the total annual contractual minimum cash commitments we expect to receive as a result of the project. Additionally, it includes the pro forma adjustments to Adjusted Consolidated EBITDA (using historical amounts in the test period) associated with our sale of a 36% interest in CHOPS and pro forma adjustments associated with the May 17, 2022 issuance of our Alkali senior secured notes, which are secured by a fifty-year limited term overriding royalty interest in our trona mineral leases. These adjustments may not be indicative of future results.
(3)     Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including but not limited to statements relating to future financial and operating results and compliance with our senior secured credit facility covenants, the timing and anticipated benefits of the King’s Quay and Argos developments, our expectations regarding our Granger expansion, construction and anticipated benefits of the SYNC pipeline and expansion of the capacity of the CHOPS system, the expected performance of our other projects and business segments and the potential impacts of the Covid-19 pandemic and the war in Ukraine, and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations), impacts due to inflation and a reduction in demand for our services resulting in impairments of our assets, the spread of disease (including Covid-19), the impact of international military conflicts (such as the conflict in Ukraine), the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance; liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves (“Available Cash before Reserves”) as Adjusted EBITDA as adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net interest expense, cash tax expense and cash distributions paid to our Class A convertible preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Prior to 2014, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Beginning with 2014, we believe a substantial amount of our maintenance capital expenditures from time to time have been and will continue to be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period. Because we did not initially use our maintenance capital utilized measure before 2014, our maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as Net income (loss) attributable to Genesis Energy, L.P. before interest, taxes, depreciation and amortization (including impairment, write-offs, accretion and similar items, often referred to as EBITDA) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, “Select Items”). Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Net income (loss) attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves:

		Three Months Ended June 30,
		2022	2021
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements(1)	$16,477	$6,446
	Distributions from unrestricted subsidiaries not included in income(2)	32,000	17,500
	Certain non-cash items:
	Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value(3)	(8,319)	14,750
	Loss on debt extinguishment(4)	501	—
	Adjustment regarding equity investees(5)	4,160	7,692
	Other	(589)	(67)
	Sub-total Select Items, net(6)	44,230	46,321
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs(7)	5,330	621
	Other	1,791	498
	Total Select Items, net(8)	$51,351	$47,440
(1)    Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)    The 2022 Quarter includes $32.0 million in cash receipts associated with the sale of the Independence Hub platform by our 80% owned unrestricted subsidiary (as defined under our credit agreement), Independence Hub, LLC. The 2021 Quarter includes $17.5 million in cash receipts associated with principal repayments on our previously owned NEJD pipeline not included in income. We received the last principal payment associated with our previously owned NEJD pipeline in the fourth quarter of 2021. Genesis NEJD Pipeline, LLC is defined as an unrestricted subsidiary under our senior secured credit facility.
(3)     The 2022 Quarter includes unrealized losses of $2.3 million from the valuation of our commodity derivative transactions (excluding fair value hedges) and an unrealized gain of $10.7 million from the valuation of the embedded derivative associated with our Class

A Convertible Preferred Units. The 2021 Quarter includes an unrealized loss of $14.3 million from the valuation of the embedded derivative associated with our Class A Convertible Preferred Units.
(4)    The 2022 Quarter includes the write-off of the unamortized issuance costs associated with the senior unsecured notes that we repurchased and extinguished during the period.
(5)     Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(6)    Represents all Select Items applicable to Segment Margin and Available Cash before Reserves.
(7)     Represents transaction costs relating to certain merger, acquisition, divestiture, transition, and financing transactions incurred in advance of the associated transaction.
(8)     Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.
SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin (“Segment Margin”) as revenues less product costs, operating expenses and segment general and administrative expenses (all of which are net of the effects of our noncontrolling interest holders), plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Dwayne Morley
VP - Investor Relations
(713) 860-2536